Exhibit 99.1

Press Release	For Further Information: Ted Moreau VP, Investor Relations 469.395.8175 tmoreau@photronics.com

Photronics Announces Executive Officer Appointments

BROOKFIELD, Conn. January 13, 2026 (GLOBE NEWSWIRE) -- Photronics, Inc. (Nasdaq: PLAB), a worldwide leader in photomask technologies and solutions, today announced certain executive officer appointments.

Effective January 12, 2026, Eric Rivera was appointed President of Photronics. Mr. Rivera will continue to serve as the Company’s Chief Financial Officer, a position he has held since May 2024, and will remain the Company’s principal financial officer. Mr. Rivera previously served as the Company’s Chief Accounting Officer beginning in 2020 and as Corporate Controller from 2020 to 2024.

Effective January 12, 2026, Rui (Elie) Zhang was appointed Chief Accounting Officer. Ms. Zhang will serve as the Company’s principal accounting officer and will continue to serve as Corporate Controller. Ms. Zhang has served as Controller since 2024 and previously served as Assistant Controller.

Also effective January 12, 2026, Todd Alesio was appointed Senior Vice President and Chief Administrative Officer. Mr. Alesio joined Photronics in November 2024 and will continue to serve as Head of Global Human Resources.

“These appointments are intended to enhance organizational clarity and support effective execution under my continued leadership,” said George Macricostas, Chairman and Chief Executive Officer of Photronics. “They are consistent with our existing management approach and are designed to reinforce accountability across key functions.”

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 56 years. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” regarding our industry, our strategic position, and our financial and operating results.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially.  Please refer to Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2025 and other subsequent filings with the Securities and Exchange Commission. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.